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EXHIBIT 99 (a):


            CMS ENERGY ANNOUNCES DEFINITIVE AGREEMENT FOR SALE OF ITS
             INTERESTS IN EQUATORIAL GUINEA TO MARATHON OIL COMPANY

               DEARBORN, Mich., November 2, 2001 - CMS Energy Corporation (NYSE:CMS) today announced it has signed a definitive agreement with Marathon Oil Company for the sale of all of CMS' ownership interests in Equatorial Guinea, West Africa, for approximately $1 billion. The transaction is expected to close in January 2002. The transaction is subject to approval of the Government of Equatorial Guinea.

               "The sale is a key component of CMS Energy's asset sale program announced last week," said CMS Energy President and Chief Operating Officer David W. Joos. "It is important to the execution of our strategic repositioning plan, and will also be beneficial to the Government of Equatorial Guinea and its people, for whom we have high regard."

               Included in the sale are all of CMS Oil and Gas Company's oil and gas reserves in Equatorial Guinea and CMS' ownership interest in the Atlantic Methanol Production Company.

               CMS Energy Corporation has annual sales of $15 billion and assets of $16 billion throughout the U.S. and in selected foreign markets with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines, gathering, processing and storage; LNG importation; oil and gas exploration and production; and energy marketing, services and trading.

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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com/

Media Contacts: Kelly M. Farr, 313/436-9253 or John P. Barnett, 713/989-7556 Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590